Exhibit 10.19

Summary of Non-Employee Director Compensation

The following summary describes the individual components of the non-employee director compensation of Ingredion Incorporated (the "Company")  in 2020. Effective January 1, 2020, each non-employee director is entitled to an annual retainer of $230,000 (increased from $220,000 in 2019), which is comprised of (i) an annual cash retainer of $100,000 and (ii) an annual equity retainer of $130,000 in Company common stock (increased from $120,000 in 2019) issued under the Company's Stock Incentive Plan.

In addition, the Company's Chairman of the Board receives an additional annual retainer of $140,000 (unchanged from 2019), which is comprised of 50% cash and 50% common stock issued under the Company's Stock Incentive Plan. The chair of the Audit Committee receives an additional annual retainer of $25,000 (increased from $20,000 in 2019), which is comprised of 50% cash and 50% common stock issued under the Company's Stock Incentive Plan. The chair of the Compensation Committee receives an additional annual retainer of $20,000 (increased from $15,000 in 2019), which is comprised of 50% cash and 50% common stock issued under the Company's Stock Incentive Plan. The chair of the Corporate Governance and Nominating Committee receives an additional annual retainer of $15,000 (increased from $10,000 in 2019), which is comprised of 50% cash and 50% common stock issued under the Company's Stock Incentive Plan.

Each of the foregoing retainers is payable in quarterly installments on the first day of each calendar quarter during 2020.

Under the Company's Deferred Compensation Plan for Outside Directors, an unfunded, nonqualified deferred compensation plan, non-employee directors are entitled to defer all or a portion of their cash and common stock compensation into restricted stock units issued under the Company’s Stock Incentive Plan.  If a deferral is elected by a non-employee director, settlement of the restricted stock units is deferred until at least six months and no more than ten years and six months after the director's termination of service from the Board of Directors, at which time the restricted stock units will be settled in one or more installments by delivering shares of common stock, with fractional shares to be paid in cash.